Exhibit 99.1

For Immediate Release

ScanTech AI Systems Inc. Announces Nasdaq Delisting Determination, Pending Trading Suspension, and Intent to Seek OTCQB Quotation

Atlanta, GA, February 9, 2026 - ScanTech AI Systems Inc. (the "Company" or "ScanTech AI") (Nasdaq: STAI),  a developer of advanced AI-powered security screening and imaging technologies, today provided an update regarding recent correspondence received from The Nasdaq Stock Market LLC (“Nasdaq”) related to the Company’s continued listing status.

On February 4, 2026, the Company received a deficiency notice from Nasdaq’s Listing Qualifications Department indicating that, based on Nasdaq’s review of the Company’s market value of publicly held shares (“MVPHS”) for the 30 consecutive business days ended February 3, 2026, the Company did not meet the minimum MVPHS requirement of $15 million under Nasdaq Listing Rule 5450(b)(2)(C). In accordance with Nasdaq rules, the Company has a 180-day compliance period, through August 3, 2026, to regain compliance. Compliance may be achieved if the Company’s MVPHS closes at or above $15 million for a minimum of ten consecutive business days during this period.

Separately, on February 6, 2026, the Company received a determination letter from the Nasdaq Hearing Panel denying the Company’s request for continued listing on the Nasdaq Global Market. The Panel’s decision, which followed a hearing held on January 22, 2026, cited non-compliance with Nasdaq Listing Rules 5250(c)(1) (the periodic filing requirement) and 5450(b)(2)(A) (the minimum market value of listed securities requirement). As a result of this determination, Nasdaq has notified the Company that trading of its securities on the Nasdaq Global Market is scheduled to be suspended at the open of trading on February 10, 2026, unless further action is taken.

Under Nasdaq rules, the Company has fifteen (15) days from receipt of the determination letter to request a review of the Panel’s decision by the Nasdaq Listing and Hearing Review Council. The Company is currently evaluating and intends to pursue available options, including submitting a request for review. If the Listing Council elects to review the matter, it may affirm, modify, reverse, dismiss, or remand the Panel’s decision.

In parallel, the Company intends to apply for its common stock to be quoted on the OTCQB Venture Market. There can be no assurance that the Company will meet all eligibility requirements or that OTC Markets Group, Inc. will approve the application.

ScanTech AI remains focused on executing its operational strategy, advancing customer engagements, and strengthening its financial and compliance posture. The Company will continue to keep shareholders informed as developments occur.

About ScanTech AI

ScanTech AI Systems Inc. (Nasdaq: STAI) has developed one of the world’s most advanced non-intrusive ‘fixed-gantry’ CT screening technologies. Utilizing proprietary artificial intelligence and machine learning capabilities, ScanTech AI’s state-of-the-art scanners accurately and quickly detect hazardous materials and contraband. Engineered to automatically locate, discriminate, and identify threat materials and items of interest, ScanTech AI’s solutions are designed for use in airports, seaports, borders, embassies, corporate headquarters, government and commercial buildings, factories, processing plants, and other facilities where security is a priority.

For more information, visit www.scantechais.com and investor.scantechais.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, plans, intentions, strategies, and prospects with respect to the Nasdaq delisting process, the suspension of trading of the Company’s securities on The Nasdaq Global Market, any request for review by the Nasdaq Listing and Hearing Review Council and the timing and outcome thereof, the Company’s ability to obtain quotation of its common stock on the OTCQB Venture Market or any other trading market, and the Company’s future operations, liquidity, capital resources, and compliance efforts following any delisting.

Words such as “may,” “will,” “could,” “would,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” “seek,” “goal,” “target,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions as of the date of this press release and are subject to a number of risks, uncertainties, and assumptions, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied by forward-looking statements due to factors including, but not limited to, the risk that the Company is unable to successfully obtain review or relief from the Nasdaq delisting determination, the suspension or termination of trading of the Company’s securities on Nasdaq, the Company’s inability to meet the eligibility requirements for quotation on the OTCQB or any other trading market, reduced liquidity and trading volume of the Company’s securities following any delisting, volatility in the market price of the Company’s common stock, the Company’s ability to continue as a going concern, and general market, economic, capital markets, and liquidity conditions.

Additional risks and uncertainties are described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Media Contact

ScanTech AI Systems Inc.

D. Williams Sr., Senior VP Sales, Business Development & Investor Relations

dwilliams@scantechais.com

Investor & Media Relations Contact:

International Elite Capital Inc.

Annabelle Zhang

+1(646) 866-7928

annabelle@iecapitalusa.com